UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Briggs & Stratton Corporation

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BRIGGS & STRATTON CORPORATION

12301 WEST WIRTH STREET

WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at the Fairmont Pittsburgh, 510 Market Street, Pittsburgh, Pennsylvania 15222, on Wednesday, October 26, 2016, at 8:30 a.m., Eastern Time, for the following purposes:

(1)	To elect three directors to serve for three-year terms expiring in 2019;

(2)	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors;

(3)	To hold an advisory vote to approve executive compensation; and

(4)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors.

Wauwatosa, Wisconsin

September 9, 2016

KATHRYN M. BUONO

Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 26, 2016. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com and www.basco.com/proxy.

This year we have again elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe this allows us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet or by telephone. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

Proxy Statement

* * * * *

GENERAL INFORMATION

This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 26, 2016 at 8:30 a.m., Eastern Time, at the Fairmont Pittsburgh, 510 Market Street, Pittsburgh, Pennsylvania 15222. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222.

On September 9, 2016, we mailed to shareholders of record this proxy statement or a notice containing instructions on how to access our proxy statement and annual report on the Internet and vote online. That notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.

Who can vote?

Shareholders of record at the close of business on August 18, 2016 are entitled to notice of and to vote at the meeting. On August 18, 2016, Briggs & Stratton had outstanding 43,111,917 shares of $.01 par value common stock entitled to one vote per share.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials, including this proxy statement and the annual report, by providing access to such documents on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability was mailed to our shareholders which provides instructions as to how you may access and review all of the proxy materials on the Internet. The notice also instructs you how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the notice for requesting such materials.

How do I vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning a signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your notice, proxy card or the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on October 25, 2016.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How are votes counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter.

If a quorum exists, the affirmative vote of a majority of the votes represented in person or by proxy at the meeting is required for the election of directors, to ratify the selection of independent auditors and to approve the advisory vote on executive compensation. A vote withheld from the election of directors or an abstention with respect to the other proposals will count toward the quorum requirement and will have the effect of a vote against the matter being voted on.

Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. Brokers and other nominees do not have discretionary authority to vote shares in the election of directors or concerning executive compensation matters without instructions from the beneficial owner of the shares. Brokers do have discretionary authority to vote shares on the ratification of the appointment of the independent auditors without instructions from the beneficial owner.

Who pays for this proxy solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Alliance Advisors, LLC to assist in its proxy solicitation efforts, at a fee anticipated to be $3,500 plus reasonable out-of-pocket expenses.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

I. SHAREHOLDER VOTES

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2019. Six directors will continue to serve for terms that expire in 2017 or 2018. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.

The Nominating & Governance Committee seeks director nominees with integrity, common sense and good judgment who have relevant professional or business knowledge, a record of prior accomplishments and the time and interest in serving as a director of the company. The Nominating & Governance Committee has also identified 12 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are included in “II. Corporate Governance – Other Corporate Governance Matters – Director Selection Criteria.”

When selecting director candidates and nominees, the Nominating & Governance Committee determines the mix of experience, qualifications, attributes and skills desired for the entire Board, reviews how current directors satisfy such criteria, determines the experience, qualifications, attributes and skills that will best complement current directors, and identifies director candidates and selects nominees who fit those needs. Additional information about the Committee’s director selection procedures is contained in “II. Corporate Governance – Other Corporate Governance Matters – Director Selection Procedures.” On the basis of such evaluation, the Committee has recommended the nomination of Jeffrey R. Hennion, Patricia L. Kampling and Todd J. Teske for re-election in the Class of 2019.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. Each nominee’s and continuing director’s experience, qualifications, attributes and skills that qualify him or her to serve on the Board are stated below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES FOR ELECTION

AT THE ANNUAL MEETING (CLASS OF 2019)

Name, Age, Principal Occupation, Committee Memberships and Directorships For at Least the Past Five Years	Year First Became a Director

JEFFREY R. HENNION, 49

Executive Vice President, Chief Marketing and e-Commerce Officer of GNC Holdings, Inc., a global specialty retailer of health and wellness products, since 2014. President and Chief Financial Officer of Branding Brand LLC, a provider of mobile commerce strategies to retailers, 2012-2014. Executive Vice President and Chief Marketing Officer of GNC Holdings, Inc. 2011-2012 and Executive Vice President and Chief Branding Officer of GNC Holdings, Inc. 2011. Executive Vice President and Chief Marketing Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, 2005-2010.

Mr. Hennion is a sitting chief marketing and e-commerce officer with significant international business, retail, marketing and branding experience. Mr. Hennion has a B.A. in Economics from Northwestern University and an M.B.A. in Finance from Duquesne University. Mr. Hennion serves on the Compensation and Nominating & Governance Committees of Briggs & Stratton.

2015

PATRICIA L. KAMPLING, 57

Chairman, President and Chief Executive Officer of Alliant Energy Corporation, a regulated investor-owned public utility holding company, since 2012. Previously President and Chief Operating Officer 2011-2012, Executive Vice President and Chief Financial Officer 2010-2011, and Vice President, Chief Financial Officer and Treasurer 2009.

Ms. Kampling is a sitting CEO and has expertise in finance, international business, executive compensation, operations, regulatory matters and strategy development. She also serves on the Board for the American Transmission Company, the first multistate, transmission only utility in the United States. Ms. Kampling has been designated as an audit committee financial expert by the Board of Directors. She has a B.A. in Economics and a B.S. in Engineering from Swarthmore College, and received her M.B.A. in Finance from the University of Chicago. Ms. Kampling’s experience in finance is valuable as Chair of the company’s Audit Committee and as a member of its Finance and Executive Committees.

2011

TODD J. TESKE, 51

Chairman, President and Chief Executive Officer of Briggs & Stratton. President and Chief Executive Officer 2010. President and Chief Operating Officer 2008-2009. Executive Vice President and Chief Operating Officer 2005-2008. Director of Badger Meter, Inc. and Lennox International, Inc.

Mr. Teske is a sitting CEO and has experience and expertise in finance, international business, operations, strategy development, and organizational and human resource matters. He is Chairman, President and CEO of the company. Before becoming CEO in 2010, he served as the company’s President and Chief Operating Officer, President of its power products business, head of corporate development and controller. He is a director of two other public companies. Mr. Teske is a certified public accountant who worked at a public accounting firm before joining the company. He received a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Teske’s memberships on the Board and the Executive Committee of Briggs & Stratton help ensure the Board is linked to the company’s management and operations.

2009

The Board recommends a vote FOR each nominee.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of Deloitte & Touche LLP as the company’s independent auditors for the current fiscal year ending July 2, 2017. The Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of Deloitte & Touche LLP for ratification because they value the shareholders’ views on the company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.

A representative of Deloitte & Touche LLP will be present at the annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.

The Audit Committee and Board recommend a vote FOR this proposal.

ITEM 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, shareholders are asked to approve, on an advisory, non-binding basis, the 2016 compensation awarded to the company’s named executive officers as described in the Executive Compensation section of this proxy statement. The company currently holds advisory votes to approve executive compensation annually.

Briggs & Stratton’s executive compensation program is designed to attract, reward and retain talented executives to lead the company in a highly competitive market, while maximizing shareholder returns. The company believes that its compensation program, which ties a significant portion of pay to performance, provides competitive compensation to its executives and utilizes components that align the interests of those executives with shareholders. The company believes this approach helps make its management team a key driver in the company’s market leadership and financial performance.

Shareholders are urged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement as well as the Summary Compensation Table and related compensation tables and narratives, which discuss in detail how the company’s compensation policies and procedures operate and are designed to meet its compensation objectives and support achievement of its business goals.

The company’s shareholders are asked to approve the following resolution at the annual meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation awarded to the company’s named executive officers, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related materials included in this proxy statement.

While this vote is advisory and non-binding on the company, the Compensation Committee and Board of Directors will review the voting results and consider shareholder concerns in their continuing evaluation of the company’s compensation program.

The Compensation Committee and Board recommend a vote FOR this proposal.

II. CORPORATE GOVERNANCE

GENERAL INFORMATION ABOUT INCUMBENT DIRECTORS

Class of 2017

Name, Age, Principal Occupation, Committee Memberships and Directorships For at Least the Past Five Years	Year First Became a Director

KEITH R. McLOUGHLIN, 60

Retired President and Chief Executive Officer (2011-2016) of AB Electrolux, a manufacturer of major home appliances. Chief Operations Officer Major Appliances 2009-2010. Director of Campbell Soup Company.

Mr. McLoughlin is a former CEO of a large international business and has experience and expertise in international business, operations, selling to large retail stores, marketing, strategy development, and organizational and human resources matters. His prior work experience includes general management responsibilities in an international consumer goods company. His experience as head of an original equipment manufacturing business and managing consumer goods in international markets enables him to provide useful insights to other directors and management on issues concerning sales, marketing and operations. He received a B.S. in Engineering from the United States Military Academy and attended a training program for directors of public companies titled “Corporate Governance Essentials for Directors” sponsored by the Wharton School of the University of Pennsylvania. Mr. McLoughlin is Chair of the company’s Nominating & Governance Committee and also a member of its Executive Committee.

2007

HENRIK C. SLIPSAGER, 61

Retired President, Chief Executive Officer and Director (2000-2015) of ABM Industries, Inc., a leading provider of integrated facility solutions.

Mr. Slipsager is a former CEO and has experience and expertise in finance, international business, executive compensation, regulatory matters, strategy development, and organizational and human resource matters. Mr. Slipsager previously served as a chief financial officer of another company. Mr. Slipsager’s experience in making strategic acquisitions and managing a diversified business and a finance organization enables him to provide valuable perspectives regarding strategy and operations. Mr. Slipsager received an M.B.A. degree (equivalent) from the Business School of Copenhagen and has been designated as an audit committee financial expert by the Board of Directors. He serves on the Nominating & Governance Committee in addition to the Audit Committee of Briggs & Stratton.

2012

BRIAN C. WALKER, 54

President and Chief Executive Officer of Herman Miller, Inc., a global provider of office furniture and services, since 2004. Director of Herman Miller, Inc. and Universal Forest Products, Inc.

Mr. Walker is a sitting CEO of a public company, which is an international original equipment manufacturer, and has experience and expertise in finance, international business, executive compensation, strategy development, and organizational and human resource matters. Mr. Walker also serves as a director of that company, previously served as its chief operating officer and chief financial officer, and was previously a member of the Detroit Board of Directors of the Federal Reserve Bank of Chicago. He has been a certified public accountant and received a B.S. in Accounting from Michigan State University. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters enhance his participation as Chair of the Compensation Committee and as a member of the Finance and Executive Committees. Mr. Walker also serves as the lead independent director of Briggs & Stratton’s Board of Directors.

2002

Class of 2018

Name, Age, Principal Occupation, Committee Memberships and Directorships For at Least the Past Five Years	Year First Became a Director

JAMES E. HUMPHREY, 70

Retired Chairman of Andersen Corporation, a window and door manufacturer. Chairman 2011-2013. Chairman and Chief Executive Officer 2009-2011.

Mr. Humphrey was the chairman and past CEO of a large privately-owned business with manufacturing, distribution and sales locations throughout the United States and Canada. Before joining Andersen in 1999, he held various sales and marketing positions in Armstrong World Industries, Inc. and served as President of its Floor Products America Division. He received a B.S. degree from Millikin University. Mr. Humphrey has expertise and experience in sales and marketing, retail businesses, distribution, executive compensation, and organizational and human resources matters. He serves on the Compensation and Nominating & Governance Committees of Briggs & Stratton.

2010

FRANK M. JAEHNERT, 58

Retired Chief Executive Officer and President (2003 – 2013) and former Director of Brady Corporation, a leading provider of high performance labels and signs, safety devices, printing systems and software. Director of Nordson Corporation and Itron, Inc.

Mr. Jaehnert is a former CEO and president of a global manufacturing business. He also served as chief financial officer of that business. His prior work experience includes various financial positions in Germany and the United States for Robert Bosch GmbH, an international manufacturer of automotive, communications, industrial and consumer products. Mr. Jaehnert received the equivalent of an M.B.A. degree from the University of Stuttgart, Germany, and has been designated as an audit committee financial expert by the Board of Directors. Mr. Jaehnert’s experience as head of a diversified international business and his expertise in finance and operations enable him to make significant contributions to discussions regarding the company’s strategy and the activities of Briggs & Stratton’s Audit and Finance Committees, on which he serves.

2014

CHARLES I. STORY, 62

President of ECS Group, Inc., an executive development company, since 2005. Advisory Director of Regions Bank.

Mr. Story is a former CEO and has experience and expertise in operations, marketing, strategy development, and organizational and human resource matters. He is president of an executive development firm that advises numerous companies, including those in diversified manufacturing, consumer products, banking, insurance, construction, hospitality and healthcare, and previously served as President and CEO of INROADS, Inc., an international human resource consulting firm, for 12 years. Mr. Story has been the lead director of a public company, a director of two companies in addition to Briggs & Stratton, and a member of the audit and executive committees of another public company. He received a B.A. degree in Psychology and Management from Fisk University and a Masters in Public Administration from the University of Tennessee and Tennessee State University (joint program). Mr. Story is Chair of the Finance Committee of Briggs & Stratton and a member of its Compensation and Executive Committees.

1994

OTHER CORPORATE GOVERNANCE MATTERS

The Board of Directors is responsible for overseeing the affairs of the company for the benefit of shareholders. The Board has approved charters for the Audit, Compensation, Finance and Nominating & Governance Committees that are reviewed annually by each committee, corporate governance guidelines, an integrity manual (a code of business conduct and ethics applicable to all directors, officers and employees), standards for determining the independence of directors, and stock ownership guidelines. These documents are available in the Investor Relations section of the company’s website (www.basco.com). Printed copies are available upon request to the Secretary.

Director Selection Criteria

The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board of Directors. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings and serve on Board committees

In addition to the minimum criteria listed above and director independence considerations, the Nominating & Governance Committee has identified the following 12 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which are considered in the context of the Board of Directors as a whole and which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are:

1.	Significant chief executive officer experience

2.	Financial and accounting skills and experience, including at least one member with the ability to qualify as an “audit committee financial expert” under Securities and Exchange Commission requirements

3.	International experience with an understanding of conducting business on a global scale

4.	Relevant operations background

5.	Expertise involving the design and/or management of executive compensation plans and programs

6.	Legal and regulatory expertise

7.	Significant experience at, or working with, big-box retailers and/or the retail channel

8.	In-depth knowledge and significant practical experience in marketing and branding

9.	Diversity with respect to age, gender and ethnicity

10.	Significant experience developing and implementing successful business strategies

11.	Considerable organizational and human resources experience or expertise, including an understanding of benefit plans and experience managing succession planning and leadership development

12.	Expertise or experience in mergers and acquisitions activities

Director Selection Procedures

The Nominating & Governance Committee selects director nominees in accordance with a procedure by which it:

•	Reviews the experience, qualifications, attributes and skills of existing Board members

•	Determines the experience, qualifications, attributes and skills desired in new director(s)

•	Solicits suggestions from the Chief Executive Officer and directors on potential candidates

•	Considers candidates recommended by shareholders

•	Retains a search consultant as needed to identify candidates

•	Evaluates the experience, qualifications, attributes and skills of all candidates recommended for consideration

•	Contacts the preferred candidate(s) to assess their interest

•	Interviews the preferred candidate(s) to assess their experience, qualifications, attributes and skills

•	Recommends candidate(s) for consideration by the Board

As noted, the Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the experience, qualifications, attributes and skills of the candidate. Recommendations must be received no later than May 12, 2017 to be considered for nomination by the company at the 2017 annual meeting. The direct nomination of a director by a shareholder must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Secretary. Direct nominations must be received by the Secretary no earlier than July 1, 2017, and no later than July 26, 2017, for consideration at the 2017 annual meeting.

Director Independence

A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange (the “NYSE”). A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•	The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under NYSE rules.

•	The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2016, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Ms. Kampling and Messrs. Hennion, Humphrey, Jaehnert, McLoughlin, Slipsager, Story and Walker are independent. Mr. Teske, the company’s Chairman, President and Chief Executive Officer, is not an independent director.

Leadership Structure

The Board believes it is important to maintain flexibility to choose the leadership structure that is best able to meet the needs of the company and its shareholders based on circumstances that exist at the time and the qualifications of available individuals.

The Chairman of the Board is Mr. Teske, who also serves as President and CEO of the company. The Board currently believes that the company and its shareholders are best served by having Mr. Teske fill both the Chairman and CEO positions. He is most familiar with the business and its challenges, and is best situated to set agendas and lead discussions in Board meetings on matters affecting the company’s business. Mr. Teske has been with the company since 1996 and has served as President and CEO since 2010; as a result, he has extensive knowledge of the company’s strategy, operations and financial condition, which positions him to best identify matters for Board review and discussion. In addition, the combined role of Chairman and CEO centralizes leadership in one individual. This circumstance prevents ambiguity about accountability and the possibility that two leaders might communicate different messages.

The lead independent director is Mr. Walker. He was selected by the Board based on his years of experience as the CEO of another public company, as a director of Briggs & Stratton and another public company, and as a member of several of the Board’s committees. The lead independent director (1) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors, (2) serves as liaison between the Chairman and the independent directors, (3) approves information sent to the Board, (4) approves meeting agendas for the Board, (5) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (6) has the authority to call meetings of the independent directors, and (7) if requested by major shareholders, ensures that he is available for consultation and direct communications.

The chairs of the Audit, Compensation, Finance and Nominating & Governance Committees are, respectively, Ms. Kampling and Messrs. Walker, Story and McLoughlin. Each chair was selected because he or she is independent, has served as a member of the Board for a substantial number of years, and has expertise in areas related to the subject matter of the committee he or she chairs. Committee chairs, as well as committee members, are nominated by the Nominating & Governance Committee and appointed by the Board. The Executive Committee has no chair. Its ex officio members are the CEO and the chairs of the Audit, Compensation, Finance and Nominating & Governance Committees.

The Board conducts and discusses a self-evaluation of its performance each year.

Board Oversight of Risk

The Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the company with respect to its strategy, operations, financial reporting and legal compliance. Every six months, and more frequently if required, the Board reviews with management the company’s strategy, and the Finance Committee reviews a list of key risks affecting strategy, operations, reporting and compliance, the status of those risks, and how those risks are being managed.

Periodically throughout the year, the committees to which the Board has delegated responsibility devote part of their regular meetings to the review and discussion of specific risk topics in greater detail, and each committee reports on its activities to the full Board at each regular meeting of the Board. More specifically:

•	The Audit Committee oversees the company’s risk policies and processes relating to financial statements, financial reporting and legal compliance. As part of its risk oversight role, the committee receives periodic reports from the company’s Director of Internal Audit and its General Counsel, receives an annual report on the status of the company’s Integrity Program from the chair of its Steering Committee, and receives periodic reports on any complaint reported under the Integrity Program concerning an accounting, internal accounting control or auditing matter.

•	The Compensation Committee oversees risks associated with the company’s management succession plan and compensation structure. It reviews the management succession plan annually, and periodically engages an independent compensation consultant to review and make recommendations concerning the structure of executive compensation. Each year, the Committee also reviews a report on compensation-related risk prepared by the company’s internal audit staff.

•	The Finance Committee reviews the company’s insurance and risk management programs, including programs designed to address financial risk such as the use of hedging and derivatives. The Committee also reviews the company’s policies regarding credit, liquidity and capital structure.

•	The Nominating & Governance Committee oversees risks related to the company’s governance structure. The Committee also receives an annual report on the Integrity Program from the chair of the company’s Integrity Program Committee.

Board Meetings

The Board has regularly-scheduled quarterly meetings, each of which ends with the independent directors of the Board meeting in executive session, and special meetings. The Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and the lead independent director presides at the executive sessions. In fiscal 2016, the Board held 4 regular meetings, 4 executive sessions of independent directors and no special meetings.

Meeting Attendance

Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board and committee meetings. All directors attended the October 2015 annual meeting of shareholders and at least 75% of all meetings of the Board and the committee(s) on which he or she served during fiscal 2016.

Board Committees

The Board has established five committees to assist it in fulfilling its responsibilities. Members of the Executive Committee are the CEO and the chairs of each of the four standing Board committees. Members of the other Board committees are nominated by the Nominating & Governance Committee and appointed by the Board.

Audit Committee

The Audit Committee is composed of Ms. Kampling (Chair) and Messrs. Jaehnert and Slipsager. Each member of the Committee has been determined by the Board to be independent under the rules of the SEC and the NYSE and to be an audit committee financial expert under SEC rules. The Committee held 8 meetings during fiscal 2016.

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, including internal controls, the company’s internal audit function and the monitoring of related party transactions, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the Chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting. The Committee conducts an annual evaluation of its performance.

Compensation Committee

The Compensation Committee is composed of Messrs. Walker (Chair), Hennion, Humphrey and Story. Each member of the Committee has been determined by the Board to be independent under the rules of the NYSE and the SEC. The Committee held 6 meetings during fiscal 2016.

The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) retains and oversees the work of compensation consultants, legal counsel and other advisors and assesses their independence, (3) reviews and sets the salaries of all other elected officers, (4) reviews and approves employment agreements with elected officers, (5) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (6) administers the company’s incentive compensation plans for senior executives, (7) periodically reviews the structure of executive compensation and makes recommendations to the Board as required to maintain the alignment of compensation with the company’s strategy and mitigate compensation-based risk, (8) reviews the company’s management succession plan, (9) reviews and recommends to the Board the compensation of directors, and (10) prepares an annual report on executive compensation for inclusion in the proxy statement. The Committee conducts an annual evaluation of its performance.

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. The Committee assessed the independence of Meridian and does not believe that the work of Meridian has given rise to any conflict of interest under SEC or NYSE rules.

The Committee periodically reviews director compensation with its compensation consultant. The Committee makes recommendations to the Board based on data provided by its compensation consultant and recommendations from the consultant and the CEO. An explanation of the compensation provided to nonemployee directors is located below in “Director Compensation.”

Finance Committee

The Finance Committee is composed of Messrs. Story (Chair), Jaehnert and Walker and Ms. Kampling. Each member of the Committee has been determined by the Board to be independent under the rules of the NYSE. The Committee held 4 meetings during fiscal 2016.

The Finance Committee (1) reviews the capital structure of the company and its subsidiaries, and approves the establishment of direct subsidiaries, (2) reviews the company’s financial plan and treasury operations, (3) oversees the company’s usage of swap transactions, (4) reviews significant tax matters, (5) reviews the company’s annual operating plan and approves capital expense budgets, (6) oversees the company’s policies on dividends and share repurchases, (7) reviews the company’s insurance and risk management programs, (8) reviews the financial terms of investments, acquisitions and divestitures, and (9) monitors the financial condition of the company’s retirement plans. The Committee conducts an annual evaluation of its performance.

Nominating & Governance Committee

The Nominating & Governance Committee is composed of Messrs. McLoughlin (Chair), Hennion, Humphrey and Slipsager. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held 5 meetings during fiscal 2016.

The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and committees, (4) oversees the orientation program for new directors and periodically reviews and informs the Board concerning director education opportunities, (5) reviews and recommends guidelines and procedures to be used in evaluating the performance of the Board and individual directors, (6) identifies, reviews the qualifications of and recommends the individual to be designated as lead director, (7) administers the process for evaluating CEO performance and oversees the process for electing and evaluating officers, (8) periodically reviews the company’s directors and officers liability insurance, and (9) monitors and makes recommendations to the Board concerning corporate governance matters. The Committee conducts an annual evaluation of its performance.

Executive Committee

The Executive Committee is composed of Messrs. McLoughlin, Story, Walker and Teske and Ms. Kampling. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held 4 meetings during fiscal 2016.

Communication with Directors

The Board has established a process for interested parties to communicate with the Board, its non-management directors as a group or its lead independent director. Such communications should be addressed to the Secretary of the company, who will forward the communication directly to the lead independent director.

Stock Ownership Guidelines

Nonemployee directors are required to hold shares of the company’s common stock with a value equal to five times the annual cash retainer paid to the director. Directors whose holdings are below this amount satisfy the guidelines by deferring their annual stock grants until retirement from the Board of Directors. Compensation for serving as the lead director, a committee chair or a committee member is excluded. All directors comply with the guidelines.

DIRECTOR COMPENSATION

Prior to January 1, 2016, each nonemployee director of the company received an annual retainer of $170,000, of which $85,000 was paid in cash and $85,000 was paid in the company’s common stock. In addition, the lead independent director received $20,000 in cash, the chair of the Audit Committee received $15,000 in cash, the chairs of the Compensation, Finance and Nominating & Governance Committees each received $10,000 in cash, and each member of the Audit Committee received $5,000 in cash.

In August 2015, Meridian presented a market analysis of outside director compensation to the Compensation Committee in which it assessed the company’s cash and equity compensation practices against those of the companies comprising the peer group described in the “Compensation Discussion and Analysis” below under the heading “Executive Compensation Program – Comparator Group,” excluding companies that were no longer public. That analysis indicated that the total average compensation paid to Briggs & Stratton directors was positioned at the 26th percentile, 11% below the median, of the peer group. While cash compensation was near the 50th percentile, equity compensation was 23% below the median. In addition, the company’s lead director compensation fell short of the median by 20%. As a result, in October 2015, after consideration of Meridian’s analysis and with the goal of positioning the company to attract and retain qualified director candidates, the Compensation Committee recommended to the Board of Directors, and the Board approved, an increase in the stock portion of the annual retainer to $95,000 and an increase in the cash payment to the company’s lead director to $25,000, in each case effective as of January 1, 2016. Since the stock portion of the annual retainer is typically granted in August, the first grant reflecting the new amount occurred in August 2016.

The stock and cash payable to directors is subject to the terms and conditions of the Deferred Compensation Plan for Directors, which provides for the following:

•	Cash compensation:

•	May be deferred at the election of the director into common share units.

•	Deferred amounts are distributed in cash or stock, at the election of the director, in a single lump sum or installments following separation from service or an earlier designated date, in accordance with the director’s deferral election.

•	Stock compensation:

•	If the director does not meet the stock ownership guidelines as of the November 30 preceding the grant date, the stock is automatically deferred and distributed following the director’s separation from service.

•	If the director meets the stock ownership guidelines as of the November 30 preceding the grant date, the stock is distributed one year after grant unless a deferral election is made.

•	Dividends are credited to the director’s account balances and converted into additional common share units or common stock, as applicable.

In 2016, a feature in the Deferred Compensation Plan for Directors was eliminated that previously allowed directors to defer cash compensation into an account credited with interest quarterly at 80% of the prevailing prime rate. No director had previously elected to defer cash compensation into such an account.

Nonemployee directors are provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on company business. Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products. The amount of the reimbursement is included in the director’s taxable income.

The following table shows the compensation paid by the company in fiscal 2016 to each nonemployee director.

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	All Other Compensation ($) (c)	Total ($) (d)
J.R. Hennion	$85,000	$85,000	$0	$170,000
J.E. Humphrey	85,000	85,000	846	170,846
F.M. Jaehnert	90,000	85,000	0	175,000
P.L. Kampling	105,000	85,000	0	190,000
K.R. McLoughlin	95,000	85,000	0	180,000
H.C. Slipsager	90,000	85,000	0	175,000
C.I. Story	95,000	85,000	0	180,000
B.C. Walker	117,500	85,000	0	205,000

Column (a): The increase in lead director retainer described above was effective as of January 1, 2016 and was prorated for Mr. Walker.

Column (b): Each nonemployee director is granted common stock that is credited to the director’s account in the Deferred Compensation Plan for Directors, as described above. Directors held the following shares of common stock under the Plan at the end of fiscal 2016: Mr. Hennion 4,386 shares, Mr. Humphrey 23,547 shares, Mr. Jaehnert 8,681 shares, Ms. Kampling 23,547 shares, Mr. McLoughlin 31,571 shares, Mr. Slipsager 12,951 shares, Mr. Story 33,446 shares, and Mr. Walker 42,396 shares.

Column (c): Includes payments made to each director to reimburse the purchase of company products.

III. EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consisted of the four directors listed below, each of whom was determined by the Board to be independent under the rules of the NYSE.

Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal 2016. The Committee reviewed and discussed the CD&A with management and the Board of Directors.

Based on the review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Brian C. Walker, Chairman

Jeffrey R. Hennion

James E. Humphrey

Charles I. Story

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis that follows is intended to provide shareholders with an understanding of the objectives of the company’s compensation policies and practices applicable to the Chief Executive Officer and other executives named in the Summary Compensation Table (the “named executive officers”). In addition to Mr. Teske (the company’s Chief Executive Officer), the other named executive officers for fiscal 2016 are Mr. Schwertfeger, Mr. Rodgers, Mr. Reitman, Mr. Redman and Ms. Buono.

In August 2015, the Board appointed Mr. Rodgers, who had served as Senior Vice President and Chief Financial Officer since 2010, as Senior Vice President and President – Engines Group and Mr.  Schwertfeger as Senior Vice President and Chief Financial Officer.

Executive Summary

The principal objectives underlying the company’s compensation program for its named executive officers are to:

•	Attract and retain executives who perform at a high level and are important to the continued success of the company

•	Link cash awards to achievement of the company’s annual operating plan

•	Provide strong financial incentives for named executive officers to increase shareholder value over the long term at reasonable cost to the shareholders

To accomplish these objectives, the company has developed a program that combines traditional cash compensation with incentive-based and retention-focused elements. Components of the program include:

•	Annual salaries

•	Cash incentive awards

•	Long-term incentive awards

•	Retirement and deferred compensation plans

•	Employment and change of control agreements and benefits

Driving the decisions of the Compensation Committee is the belief that a significant portion of the named executive officers’ total compensation should be performance-based. Total compensation for this purpose includes the named executive officer’s base salary, annual target cash incentives and long-term incentives. In fiscal 2016, 49% of Mr. Teske’s total compensation was performance-based. The percentages for the other named executive officers were: Mr. Schwertfeger 35%, Mr. Rodgers 47%, Mr. Reitman 29%, Mr. Redman 27% and Ms. Buono 21%.

The company also recognizes that its compensation package must be in line with “market.” For that reason, the company benchmarks target total compensation for the named executive officers against the compensation practices of a comparator group of companies that generally reflects the industrial and consumer segments with which the company competes for executive talent.

Company Performance

It is important to understand the performance of the company and of the named executive officers during fiscal 2016 in order to assess the appropriateness and effectiveness of the company’s compensation program for that year.

•	The company’s fiscal 2016 financial results reflected many of the macro-economic factors that impacted the global economy during the year as well as the influence of weather patterns that occurred during the spring selling season:

•	Fiscal 2016 net sales were $1.8 billion, a decrease of 4.5% from the prior year (or 3.4% before currency impacts). Record sales of Ferris® and Billy Goat® products and commercial engine sales growth were offset by a $25 million reduction in sales of job site products, lower sales caused by cool spring weather in North America and Europe, and economic uncertainty in many international markets, including Europe.

•	The company’s net income in fiscal 2016 was $26.6 million as compared to net income of $45.7 million in fiscal 2015, and adjusted net income, a non-GAAP financial measure, decreased from $64.8 million in fiscal 2015 to $55.0 million in fiscal 2016.

•	Despite the challenging environment, the company made substantial progress in executing its strategy:

•	Several new product innovations were launched, including Snapper® XD (a battery-powered lawn and garden system), quiet engines that do not require an oil change, a new residential zero turn mower that includes a rear cargo bed for increased utility, a commercial stand-on mower with suspension and expanded electronic fuel injection (EFI) offerings.

•	Products segment net sales decreased by $16.4 million as compared to fiscal 2015 and segment loss decreased by $12.7 million to $9.8 million. Adjusted segment income, a non-GAAP financial measure that excludes the impact of $8.8 million of restructuring charges, $10.3 million in goodwill impairment and $0.3 million in acquisition-related charges in fiscal 2016, and the effects of $27.3 million of restructuring charges and $2.1 million of acquisition-related charges in fiscal 2015, increased by $2.7 million to $9.7 million in fiscal 2016 compared to $7.0 million in fiscal 2016. While there was a decline in the company’s job site business, the company’s operating results in the other areas comprising this segment, primarily turf and residential products, improved, in part a result of restructuring actions implemented over the last two years.

•	Engines segment net sales decreased by 5.5% as compared to fiscal 2015 (or 4.8% before currency impacts). Unit shipments decreased 7% but reflected a favorable shift in sales mix to large engines in furtherance of the company’s strategy to expand its commercial business.

•	The company generated cash from operations of $111.8 million and returned $61 million to shareholders by repurchasing an additional $37.4 million of common shares and paying out $23.6 million in dividends.

•	Briggs Value Added (“BVA”), the company’s measurement tool that drives annual cash incentive compensation, was $35.8 million for fiscal 2016, resulting in annual incentives paid at 66% of target. BVA is operating income of the company, or a division or plant where applicable, less a capital charge.

•	The total shareholder return (“TSR”) of the company’s stock during the fiscal 2014 to fiscal 2016 performance period was at the 43.4 percentile of the comparator group, which resulted in payouts of the performance shares granted in fiscal 2014 at 67% of target.

The adjusted net income and adjusted segment income measures used in the preceding paragraph are financial measures that are not based on Generally Accepted Accounting Principles (“GAAP”), which the company uses to prepare its financial statements. The company believes that the use of these measures when comparing the company’s financial performance for fiscal 2016 to fiscal 2015 aids investors in understanding the magnitude of the change in earnings between fiscal years due to recurring operations. The inclusion of non-GAAP financial measures is intended to supplement, not replace, the presentation of financial results in accordance with GAAP. The following table reconciles the GAAP measure of net income to the non-GAAP measure of adjusted net income.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In Millions)

	2016	2015
Net Income	$26.6	$45.7
Tax effected charges to reported net income:
Restructuring Charges	6.6	17.7
Acquisition-Related Charges	0.2	1.4
Goodwill Impairment Charge	7.7	—
Trade Name Impairment Charge	1.8	—
Litigation Charges	1.8	—
Pension Settlement Charges	13.1	—
Gain on Sale of Investment in Marketable Securities	(2.8)	—

Adjusted Net Income	$55.0	$64.8

Executive Performance

Executive performance highlights during fiscal 2016 included the following:

Mr. Teske drove the company’s continued focus on product innovation and diversification in furtherance of the company’s strategy to improve profitability in the Engines business, grow margins, and expand geographically. Through his leadership, the company managed through a year of macro-economic and weather challenges and maintained its disciplined approach of using cash to invest in its business, integrate acquisitions that accelerate the company’s strategy and return cash to shareholders through dividends and share buybacks.

Mr. Schwertfeger refinanced the company’s revolving credit facility to extend its maturity date beyond the maturity of the company’s senior notes and oversaw the ongoing upgrade to the company’s SAP system and execution of the company’s capital strategy, which enabled the company to return $61 million to the shareholders in the form of dividends and share repurchases and increase the dividend by 3.7% in August 2016.

Mr. Rodgers led the Engines Group’s continuing innovation efforts and focused on continued market penetration into higher margin commercial engines.

Mr. Reitman oversaw the company’s strategic investment in Power Distributors, LLC (“PD”), the construction of the company’s new European Distribution Center, the development of the company’s “Internet of Things” strategy, and the introduction to the marketplace of consumable products such as Gas Off™.

Mr. Redman oversaw the continued profit improvement in the company’s turf business, completed the integration of the Billy Goat acquisition and oversaw revenue growth of the Ferris® and Billy Goat® product lines as well as expanded product offerings under the Simplicity®, Snapper® and Victa® brands.

Ms. Buono oversaw the continuing expansion of the company’s Integrity Program, supported the Board of Directors in her role as Secretary, and coordinated the legal services required to support the initiatives and activities of the company.

Executive Compensation Program

At the 2015 annual meeting, shareholders approved an advisory vote on executive compensation. Of the votes cast, 95% approved the compensation awarded to the named executive officers. The Compensation Committee believes the support for the say-on-pay vote affirmed its general approach to executive compensation, which it continued when administrating the company’s compensation programs and making related decisions for fiscal 2016.

Comparator Group

In the course of carrying out its duties, the Compensation Committee reviews a market analysis of executive officer compensation prepared by Meridian every other year that compares the company’s compensation practices to those of selected peer companies, as well as market trend updates periodically provided by Meridian. The comparator group referenced by the Compensation Committee for its fiscal 2016 compensation decisions was composed of the following companies:

A.O. Smith Corporation

Armstrong World Industries, Inc.

Boise Cascade Company

Brady Corporation

Donaldson Company, Inc.

Graco Inc.

Harley-Davidson, Inc.

Herman Miller, Inc.

IDEX Corporation

John Bean Technologies Corporation

Joy Global Inc.

Lennox International Inc.

The Manitowoc Company, Inc.

Martin Marietta Materials, Inc.

Mueller Water Products, Inc.

Neenah Paper, Inc.

Polaris Industries Inc.

Snap-on Incorporated

Tecumseh Products Company

The Toro Company

USG Corporation

Valmont Industries, Inc.

Vulcan Materials Company

Woodward Inc.

These companies represent the consumer durables, industrial equipment, building products, forest and paper products/packaging and other manufacturing segments with which the company believes it competes for executive talent. Annual revenues of the companies within the comparator group at the time it was compiled in June 2014 ranged from $660 million to $6.0 billion, with market capitalizations ranging from $183 million to $12.1 billion. The Committee periodically reviews the composition of the comparator group and will modify it as appropriate based on organizational or business changes at those companies. The Committee evaluates the company’s executive officer compensation levels with reference to the 50th percentile of the comparator group (“market”). It considers an executive officer’s total cash compensation (i.e., base salary plus target annual incentive) within 10% of the 50th percentile to be at market and long-term incentive compensation within 15% of the 50th percentile to be at market.

Annual Salaries

The Compensation Committee determines executive salaries based on the value of the job and the amount required to attract and retain key executives. The Committee generally targets annual salaries for company officers slightly above the 50th percentile of the comparator group, with individual salaries based on the level of responsibility and individual performance. The Committee reviews salaries at the beginning of each fiscal year and normally sets revised salaries effective September 1.

After reviewing and considering the results of Meridian’s August 2014 market analysis and an April 2015 market trends update as well as evaluating the individual performance of each of the named executive officers, the Compensation Committee increased annual salaries for the named executive officers effective September 1, 2015 as follows: Mr. Teske’s annual salary was increased by 3.2% to $935,000; Mr. Schwertfeger’s annual salary was increased by 32.7% to $325,000, which reflected his promotion from Vice President and Corporate Controller to Senior Vice President and Chief Financial Officer; and the salaries for Messrs. Rodgers, Reitman and Redman and Ms. Buono were increased by 3.0%, 3.0%, 3.0% and 3.1%, respectively, to $459,380, $386,250, $350,200 and $404,000. As a result of these adjustments, the salaries of Mr. Teske, Mr. Redman and Ms. Buono remained near the 50th percentile of the comparator group and the salaries of Messrs. Rodgers and Reitman exceeded the 75th percentile (a reflection of the market salary of his prior position in the case of Mr. Rodgers and of tenure with the company and scope of responsibilities in the case of Mr. Reitman). The salary of Mr. Schwertfeger fell below the 50th percentile, a reflection of his then-recent promotion, which the Compensation Committee intends to address by positioning Mr. Schwertfeger’s salary to or near the 50th percentile over time.

Cash Incentive Awards

The goal of the company’s Annual Incentive Plan (the “AIP”) is to further connect the named executive officers’ decision-making and rewards with the company’s objectives and strategic initiatives by:

•	Providing above-market award opportunities for superior performance,

•	Placing a greater emphasis on combined company-wide, group and business unit results,

•	Providing a consistent emphasis on performance throughout the company,

•	Recognizing as appropriate individual and non-financial factors that contribute to success, and

•	Emphasizing teamwork and collaboration across all businesses and functions.

To achieve these objectives, target annual cash incentive awards are tied to results that consist of financial and, in some cases, individual performance metrics. The financial metric, referred to as “Briggs Value Added” or “BVA,” measures operating income minus a capital charge on a company-wide, division and plant basis:

•	The operating income component of the BVA calculation equals income from operations as reported on the company’s financial statements for the plan year, adjusted for restructuring charges, joint venture income and material non-recurring items approved by the Compensation Committee.

•	The capital component of the BVA calculation equals the capital employed in the company’s businesses multiplied by a cost of capital rate approved by the Compensation Committee.

Each named executive officer’s opportunity for an annual cash incentive award is based on the named executive officer’s position, comparator group data and annual salary. Actual annual cash incentive awards can range from 0% to 200% of the named executive officer’s target award, determined by the “performance factor” associated with the level of BVA achieved. There are two caps on each cash award. As noted, one cap limits each cash award to 200% of the named executive officer’s target award. A second cap, stated in the 2014 Omnibus Incentive Plan, is $3.5 million. Once the cash awards are calculated and approved by the Compensation Committee, they are paid to the named executive officers in August.

Target cash incentive awards for the named executive officers were tied solely to company-wide BVA in fiscal 2016 and were intended to be comparable to opportunities customarily provided by other companies to executives having similar responsibilities. The target cash incentive award for Mr. Teske as CEO was 110% of his annual salary, which was at the 50th percentile of the comparator group of companies described above. Target cash incentive awards were 60% of annual salary for the other executives named in the Summary Compensation Table, other than Ms. Buono, whose target cash incentive award was 40% of her annual salary. These targets put Mr. Schwertfeger below the 50th percentile of the comparator group (again reflecting his recent promotion), Mr. Rodgers at the 50th percentile, Mr. Reitman at the 75th percentile, Mr. Redman between the 50th and 75th percentiles, and Ms. Buono below the 50th percentile.

At its August 2015 meeting, the Committee established a company-wide fiscal 2016 BVA target of $45.3 million for purposes of the AIP, which was assigned a performance factor of 1.0 and would have resulted in a payout equal to 100% of the named executive officer’s target award. Company-wide BVA had to be greater than $17.3 million in fiscal 2016 in order for there to be a performance factor greater than zero (i.e., the threshold level). The fiscal 2016 BVA target was $7.1 million greater than the fiscal 2015 BVA target of $38.2 million and $9.3 million greater than actual fiscal 2015 BVA of $36.0 million. The maximum company-wide BVA on which cash awards could have been paid in fiscal 2016 was $73.3 million, which was assigned a performance factor of 2.0 (i.e., a payout equal to 200% of the named executive officer’s target) and was considered a significant stretch.

The company’s actual BVA for fiscal 2016 was $35.8 million, producing a company performance factor of 0.66 under the AIP. Consistent with past practice, and in accordance with the AIP, the Committee made the following discretionary adjustments to the company’s financial results for purposes of the BVA calculation: a pre-tax pension settlement charge of $20.2 million associated with the company’s limited offer for former employees with vested benefits to elect to receive a lump sum payout was eliminated from the calculation; a pre-tax total of $23.7 million for other expenses and non-cash charges relating to the restructuring of the company’s Engines and Products businesses, acquisition integration activities, litigation, and goodwill and trade name impairments were also excluded; and $1.8 million of earnings from joint venture investments were removed from the calculation following a reclassification thereof from other income to operating income. Cash incentive awards actually paid to the named executive officers for fiscal 2016 performance based on this calculation were as follows: Mr. Teske $675,301, Mr. Schwertfeger $123,420, Mr. Rodgers $181,031, Mr. Reitman $178,943, Mr. Redman $138,006 and Ms. Buono $106,128. If none of the permitted adjustments to BVA under the AIP had been made, the company performance factor would have been (0.91), resulting in no cash bonuses for the named executive officers.

Long-Term Incentive Awards

The goal of the company’s long-term incentive compensation program is to align the most substantial component of executive compensation to the creation of long-term shareholder value and the drivers of that value. In addition, the program is designed to retain key executive talent in a cyclical and competitive industry segment and to appropriately compensate company executives based on market compensation levels. To achieve these goals in fiscal 2016, the company used a combination of stock option, restricted stock (or restricted stock unit (“RSU”)) and performance share unit (“PSU”) awards.

Stock option awards are intended to encourage a high performance focus and alignment of the named executive officers with the company’s shareholders since value is only realized if the stock price increases. A secondary benefit of stock options is that unvested options are generally forfeited if the named executive officer leaves the company. The purpose of restricted stock/RSU awards is also to strengthen the alignment of executives with shareholders, motivate shareholder value creation and preserve the value of the company. Similar to stock options, should the executive terminate his or her employment prior to the vesting of the restricted shares/RSUs, the award is generally forfeited, which provides long-term retention incentives. PSUs represent compensation that is at risk that rewards the named executive officers for superior performance relative to target. The goal of PSUs is to incentivize the named executive officers to make decisions that improve operating income over a longer period of time, providing strong alignment with shareholders and promoting retention because unvested awards are generally forfeited if an executive terminates his or her employment.

The Compensation Committee generally sets the aggregate target value of each named executive officer’s equity awards at approximately the 50th percentile of market for comparable positions. However, the Committee also considers other factors when setting the aggregate target value for the CEO, such as the CEO’s experience and performance, and for the other named executive officers, recommendations by the CEO. The Committee increased each named executive officer’s aggregate target value in fiscal 2016 from the prior year due to the company’s continued focus on aligning the interests of named executive officers with those of shareholders. The increased target values averaged, in aggregate, 11% above the 50th percentile of the comparator group.

To derive the numbers of restricted shares/RSUs, stock options and PSUs each named executive officer received in fiscal 2016, the Compensation Committee apportioned the overall equity incentive target value for each named executive officer among the three types of incentives based in part on market data concerning the mix of equity incentives provided by the companies in the comparator group. For the equity award made in fiscal 2016 to Mr. Teske, 40% of the value was stock options, 30% was restricted stock and 30% was PSUs. For the equity awards made to the other named executive officers, 40% of the value was restricted stock/RSUs, 30% was stock options and 30% was PSUs. The Committee believed this mix of equity would encourage performance and alignment with the interests of shareholders, as awards are based on both absolute stock price growth and the achievement of operating results. Mr. Teske’s equity award was more heavily weighted toward stock options and PSUs to amplify his value creation incentives.

The table below summarizes the total grant date value of the named executive officers’ fiscal 2016 awards and the apportionment among stock options, restricted stock (or RSUs) and PSUs, which the Committee approved in August 2015.

LONG-TERM EQUITY AWARDS IN FISCAL 2016

(In Thousands)

Name	Total Grant Date Value	Stock Options	Restricted Stock/RSUs	PSUs
T.J. Teske	$2,680	$1,072	$804	$804
M.A. Schwertfeger	350	105	140	105
D.J. Rodgers	646	194	258	194
W.H. Reitman	278	83	111	83
H.L. Redman	320	96	128	96
K.M. Buono	420	126	168	126

In addition to the awards included in the table, Mr. Reitman received a grant of RSUs (valued at $52,680) in November 2015 in accordance with his expatriate agreement.

Stock Options. The number of stock options awarded to each named executive officer in fiscal 2016 was determined by dividing (i) the portion of the aggregate target value of the named executive officer’s equity awards allocated to stock options by the (ii) Black-Scholes value of an option on a share of the company’s common stock based on the closing share price of the company’s stock on the grant date. Each stock option had an exercise price of $19.90, which was equal to the fair market value of the company’s stock on the grant date calculated as the reported closing sales price on the NYSE on such date. The options generally vest on the third anniversary of their grant date and expire on the tenth anniversary of their grant date.

Restricted Stock/RSUs. The aggregate number of shares of restricted stock/RSUs awarded to each named executive officer in fiscal 2016 was determined by dividing (i) the portion of the aggregate target value of the named executive officer’s equity awards allocated to restricted stock/RSUs by (ii) the closing share price of the company’s stock on the date of grant. Such awards vest three years after the date of grant, except that the vesting date may be accelerated in the case of death, disability, retirement or a change in control. If a named executive resigns his or her employment prior to the earlier of retirement eligibility or the vesting date, the restricted stock/RSU is forfeited unless forfeiture is waived by the Committee. Cash dividends are paid on restricted stock during the vesting period and holders of RSUs are credited with additional RSUs in lieu of cash dividends.

2016 PSU Grants. The target number of PSUs awarded to each named executive officer in fiscal 2016 was determined by dividing (i) the portion of the aggregate target value of each named executive officer’s equity awards allocated to PSUs by (ii) the closing share price of the company’s stock on the date of grant. The fiscal 2016 grants of PSUs are subject to the attainment of performance goals related to the company’s operating income over a three-year performance period. The final number of earned PSUs can range from 0% to 200% of the target depending on actual performance against pre-set operating income goals.

To achieve a payout at threshold (25% of target), the PSUs granted in fiscal 2016 require operating income over the three-year performance period to be at least $315.2 million. Operating income of $360.5 million over the three-year performance period would achieve a 100% payout and a payout at 200% of target would be achieved if the three-year operating income is equal to or greater than $395.3 million (which the Committee considered to be a significant stretch). Straight line interpolation is used to arrive at the payout percentage if the three-year operating income does not fall squarely at one of the three thresholds.

Dividends declared during the performance period are credited to the participants as additional PSUs subject to the same conditions as the underlying PSU award.

In August 2016, the company adjusted its period-to-date financial results for purposes of its outstanding PSUs to reflect certain unanticipated events that were not taken into account when the PSU targets were established. Similar to the BVA adjustments described above, the PSU adjustments removed charges incurred in fiscal 2016 associated with restructuring expenses, goodwill and trade name impairments, acquisition expenses, and pension and litigation settlements, and also removed certain joint venture earnings. The adjustments also included in operating income a portion of equity in earnings ($1.4 million) from the company’s investment in PD which resulted from the company’s loss of margin due to the shift from a dealer-direct model to a distributor model following the company’s contribution of certain distribution rights to PD.

Generally, the number of earned PSUs will vest upon the Compensation Committee’s certification of the company’s performance relative to the pre-set performance goals. However, the Compensation Committee has the discretion to accelerate vesting in the case of death, disability, retirement or a change in control.

See the Outstanding Equity Awards at 2016 Fiscal Year-End table for information regarding performance as of the end of fiscal 2016 of the PSUs granted in fiscal 2016 and fiscal 2015.

In August 2016, the Committee broadened the long-term incentive award mix for fiscal 2017 to include performance unit awards (“PUAs”). PUAs will work the same way as PSUs relative to vesting based on the level of operating income achieved in a three-year performance period; however, PUAs will be paid in cash at a rate of 0% to 200% of a target cash amount rather than in stock at a rate of 0% to 200% of a target stock award. The Committee believes PUAs will be an effective way to continue to drive long-term shareholder value creation and to manage potential dilution.

2014 Performance Share Grants. For performance shares awarded in fiscal 2014 to those of the named executive officers serving on the grant date, the number of performance shares earned was determined by the company’s stock performance relative to a comparator group of public companies over the three-year performance period. The final earned award would have equaled the target award if the TSR on company stock over the three-year performance period was at the 50th percentile of the comparator group companies. The final earned award would have been 200% of the target award if the company’s TSR was at or above the 80th percentile, 50% of the target award if TSR was at the 40th percentile, and zero if TSR was below the 40th percentile after three years.

The comparator group for TSR purposes was composed of public companies that are generally affected by many of the same external factors and operate under broadly similar economic and business circumstances as the company. The comparator group was modified in fiscal 2016 to exclude Pall Corp. (no longer a listed company) and SPX Corp. (engaged in spin-off transaction). For purposes of fiscal 2014 awards, the comparator group was composed of the following companies:

Actuant Corp.	Mueller Industries
Clarcor Inc.	Mueller Water Products, Inc.
Crane Co.	Nordson Corp.
Donaldson Company, Inc.	Pentair plc
Dover Corp.	Polaris Industries, Inc.
Enpro Industries Inc.	Snap-on Incorporated
Flowserve Corp.	Stanley Black & Decker Inc.
Generac Holdings Inc.	The Toro Company
IDEX Corp.	Valmont Industries, Inc.
Kennametal Inc.	Watts Water Technologies Inc.
Lincoln Electric Holdings Inc.	Whirlpool Corp.
Makita Corp.

The Compensation Committee evaluated performance of the fiscal 2014 performance share awards in August 2016 and determined that the TSR on the company’s stock over the applicable performance period was at the 43.4 percentile of the comparator group, yielding a payout at 67% of target using straight line interpolation.

Retirement and Deferred Compensation Plans

Named executive officers participate in two retirement plans (a defined benefit pension plan in which benefits were frozen as of the end of 2013 and a supplemental executive retirement plan), two deferred compensation plans (a tax-qualified 401(k) plan and a supplemental defined contribution plan), and an executive life insurance program. The supplemental plans and life insurance program provide enhanced benefits that are considered necessary to retain named executive officers and maintain aggregate compensation at competitive levels. The principal terms of these plans and program are described below.

Retirement Plans. The company has a defined benefit retirement plan covering officers and certain other employees under which benefits were frozen effective December 31, 2013. Non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years of compensation in the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and cash awards. The amount of a pension is offset by 50% of Social Security payments. The Social Security offset is prorated if years of credited service are less than 30. Benefits under the plan were frozen on December 31, 2013.

Company officers also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. In no event will a pension paid under the above-described plans exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits. A trust has been established for deposit of the aggregate present value of the benefits provided to officers under the supplemental retirement plan upon a change in control of the company.

Though the Summary Compensation Table reflects significant increases in the pension benefits of the named executive officers, those increases did not result from any plan or benefit change. Rather, the present value of each named executive officer’s accumulated benefit increased predominantly due to declining interest rates which reduced the discount rate from 4.55% to 3.75%.

Supplemental Defined Contribution Plan. Officers and key employees are eligible to participate in a nonqualified defined contribution plan that supplements the company’s 401(k) plan. In the 401(k) plan, a participant may defer up to 75% of his or her salary and cash award, subject to Internal Revenue Service limits. The employer matching contribution for such deferrals is 100% of the participant’s first 2% of contributions and 50% of the participant’s next 4% of contributions. Under the supplemental defined contribution plan, the company matching contribution is 50% of the participant’s deferrals or 4% of compensation, whichever is less.

The supplemental plan provides for automatic company contributions on behalf of newly-elected officers in the retirement plans. These company contributions are (i) an annual contribution of 3% of the participant’s salary and cash award and (ii) an annual contribution that increases over 20 years from 3% of the participant’s salary and cash award to 8% of the participant’s salary and cash award. The Board of Directors may also authorize a discretionary lump sum company contribution to the account of a participant.

The same investment elections are available with respect to account balances in the supplemental defined contribution plan as are available in the company’s 401(k) plan. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

A trust has been established to fund the company’s liabilities to participants in the supplemental defined contribution plan. The assets of this trust as well as the separate trust for the supplemental retirement plan are subject to claims of the creditors of the company.

Employment and Change of Control Agreements and Other Benefits

Employment Agreements. Each named executive officer has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.

Under each employment agreement, the covered named executive officer agrees to perform the duties that may be assigned by the company from time to time. The named executive officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the named executive officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and certain fringe benefits (but not cash awards or long-term incentive compensation) are continued for the remaining term of the agreement.

Change of Control Agreements. Each named executive officer has a change of control agreement with the company. The agreement becomes effective upon a defined change of control of Briggs & Stratton or if the officer’s employment is terminated upon or in anticipation of such a change of control, and automatically supersedes any existing employment agreement. A change of control is defined to mean the acquisition of 20% or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.

The purpose of the change of control agreements is to ensure that in contemplating a potential change in ownership of the company the named executive officers are focused on the best interests of shareholders and not the potential impact on their employment. If during the employment term (three years from the change of control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change of control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)	a lump sum equal to the officer’s accrued salary and cash award for the current year, plus three times the officer’s current annual salary and highest annual cash award (which is the greater of the most recent annual cash award received by the officer and the average of the top three cash awards received by the officer over the past five years),

(2)	the present value of a three-year enhancement of service under the retirement plan and supplemental executive retirement plan,

(3)	continuation of benefits for three years after termination of employment under the company’s 401(k) plan, supplemental defined contribution and welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)	outplacement services selected by the officer,

(5)	any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)	a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)	immediate vesting of all outstanding stock options, restricted stock, RSUs and deferred stock pursuant to the company’s incentive compensation plans; PSUs will be paid out pro rata as if the target was achieved.

Change of control agreements executed after October 14, 2009 are different from these agreements in three respects:

(1)	The agreements no longer have a provision that permits an officer to receive severance benefits if he or she voluntarily terminates employment during a 30-day window period one year after a change of control.

(2)	The agreements require that a named executive officer who intends to terminate his or her employment for good reason must provide the company with a written explanation and allow the company 30 days to address the situation.

(3)	The agreements provide that the company will reduce the lump sum payment that would be made to an officer to a level that does not invoke the federal excise tax imposed by Section 4999 of the Internal Revenue Code.

With the exception of Mr. Schwertfeger and Ms. Buono, who entered into change of control agreements in 2014 and 2015, respectively, change of control agreements with the officers named in the Summary Compensation Table were executed prior to October 2009.

Expatriate Agreement with Mr. Reitman. In September 2013, the company entered into an Expatriate Agreement with Mr. Reitman related to his expatriate assignment in Freienbach, Switzerland, which concluded as of May 31, 2016.

Under the agreement, Mr. Reitman received an annual foreign service premium equal to 10% of his base salary and an award of 3,000 shares of restricted stock/RSUs for completion of each full year of the assignment. In addition to the annual incentive award under the company’s cash incentive plan, Mr. Reitman’s foreign service made him eligible for an additional bonus of 5% of his annual salary (if certain performance goals were met), granted in the discretion of Briggs & Stratton International. Mr. Reitman was also entitled to an allowance of $62,000 upon completion of his assignment, prorated based on the actual duration of the assignment versus the agreement’s original expiration date of December 31, 2015. The prorated amount of such allowance that was paid to Mr. Reitman in May 2016 was $67,500. Mr. Reitman continues to be entitled to tax neutralization payments and reimbursement of his tax preparation expenses in relation to assignment-related tax exposures.

While on his international assignment, Mr. Reitman also participated in the company’s compensation and benefit programs available to officers generally, including life insurance, accidental death and personal loss insurance, health insurance coverage, and retirement plan and 401(k) plan participation. The company’s international assignment policy required that the company provide Mr. Reitman with an allowance to cover the amount by which the cost of foreign housing and utilities may exceed U.S. costs. Other benefits included certain relocation and repatriation expenses and household goods storage, a travel related allowance, vacation, arrangement for work and residence visas, and certain medical-related expenses. Mr. Reitman’s existing employment agreement and change of control agreement with the company remained in effect throughout the term of the assignment.

Executive Life Insurance Program. The company provides a death benefit to its named executive officers. The amount of the benefit during employment is two times annual salary, and the amount after retirement, for named executive officers elected before 2010, is $400,000. This coverage is consistent with the level of coverage provided by other companies that offer this benefit. The annual cost to the company for providing the benefit to eligible named executive officers was approximately $89,000. The company will recover this cost from the cash value of the policy on a covered executive when he retires or dies. The benefit will not be provided to future executives, and the amount of the benefit for current executives will not be increased.

Other Benefits. Each elected officer of the company may be reimbursed up to $5,000 annually for expenses incurred for personal financial consulting, estate planning and tax preparation.

Other Aspects of the Executive Compensation Program

Clawback Policy. The company’s incentive awards are subject to clawback rights. Cash and equity awards can be recovered by the company for any plan year in which negligence or misconduct results in a material restatement of the financial statements included in the company’s annual report that is filed with the SEC within three years after payment of the award (and as to any subsequent plan year in which any such award was materially affected by the restatement). Gains on stock options can be recovered by the company if such gains are attributable to options that were exercised within 12 months after any such material restatement.

Tax Policy. The company’s compensation plans are designed generally to ensure tax deductibility of the compensation paid under the plans. This includes compliance with Section 162(m) of the Internal Revenue Code, which limits the company’s tax deduction for a named executive officer’s compensation to $1 million unless certain conditions are met. The Compensation Committee believes, however, that shareholders’ interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses. For fiscal 2016, the company believes all compensation provided to all named executive officers was tax deductible to the company. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), there is no certainty that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) will be deductible.

For purposes of qualifying awards of restricted stock (including RSUs) as performance-based compensation under Section
162(m) of the Internal Revenue Code, the Compensation Committee annually establishes a stock pool with respect to each fiscal year. The number of shares in the pool is determined by dividing (i) 10% of the company’s adjusted operating income for the previously completed fiscal year by (ii) the fair market value of company stock on the award date determined by the Committee, rounded up or down to the nearest 10 shares. The maximum portion of the stock pool that could have been allocated to a named executive officer in fiscal 2016 (out of the pool created in August 2014 with reference to fiscal 2015 operating income) in order to preserve the deductibility of such awards under Section 162(m) was 50% for the CEO and 10% for each of the other named executive officers. A similar allocation of the pool was made by the Committee in August 2015 to qualify awards of restricted stock and RSUs made to the CEO and the other named executive officers in August 2016, with the CEO limited to a maximum of 50% of the pool and each other elected officer who reports to the CEO limited to their proportionate share of the remaining 50% of the pool.

Stock Ownership Guidelines

The CEO is required to hold five times his annual salary in company stock, senior vice presidents are required to hold three times their annual salary in company stock and other elected officers are required to hold two times their annual salary in company stock. The guidelines also prohibit hedging transactions involving the company’s stock and the pledging of company stock that is held to fulfill the stock ownership guidelines. A copy of the stock ownership guidelines is available in the Investor Relations section of the company’s website. All executives named in the Summary Compensation Table who were executive officers of the company as of June 30, 2016 are in compliance with the guidelines.

Compensation-Related Risk

The company’s internal audit staff conducts an annual assessment of the company’s compensation plans and practices with respect to risk and reviews the assessment with the Compensation Committee. The last such assessment and review occurred in August 2016. The assessment concluded that the company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the company. The reasons for concluding that the company’s compensation plans and practices do not create material risk for the company include that the company (i) sufficiently monitors the appropriateness of the compensation and benefit plans that are available to company employees, (ii) leverages the expertise of third party service providers where necessary to ensure that the company’s compensation and deferred compensation programs are appropriate when compared to the market, and (iii) implements risk mitigation mechanisms such as a combination of short-term and long-term incentives, stock ownership guidelines, clawback provisions and administration of awards to officers and key managers by independent directors serving as members of the Compensation Committee.

COMPENSATION TABLES

The following table shows salaries, bonuses, incentive awards, changes in the value of retirement benefits, and other compensation relating to fiscal years 2014, 2015 and 2016 for the named executive officers.

SUMMARY COMPENSATION TABLE

Name & Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
T.J. Teske Chairman, Pres. & CEO	2016 2015 2014	930,167 901,667 873,333	0 0 0	1,607,920 1,559,894 1,453,658	1,071,992 1,040,016 1,000,009	675,301 922,405 461,120	1,365,000 566,000 1,027,000	277,563 284,354 163,923	5,927,943 5,274,336 4,979,043
M.A. Schwertfeger Sr. Vice Pres. & CFO	2016	311,667	0	245,168	105,016	123,420		66,965	852,235
D.J. Rodgers Sr. Vice Pres. & Pres. – Engines Group	2016 2015 2014	457,150 443,333 425,000	0 0 0	451,929 368,936 331,311	193,700 246,012 227,997	181,031 247,380 122,400	200,000 65,000 140,000	100,156 88,622 45,884	1,583,967 1,459,283 1,292,592
W.H. Reitman Sr. Vice Pres. & Pres. – Global Support	2016 2015 2014	384,375 373,000 360,167	0 0 0	247,302 158,939 208,468	83,440 105,994 101,984	178,943 208,134 103,728	576,000 261,000 404,000	272,300 233,048 171,447	1,742,360 1,340,115 1,349,794
H.L. Redman Sr. Vice Pres. & Pres. Turf & Consumer Products	2016 2015	348,500 339,000	0 0	224,273 183,089	96,088 121,996	138,006 189,162	210,000 77,000	90,540 78,338	1,107,407 988,585
K.M. Buono Vice President, General Counsel & Secretary	2016	402,000	0	293,923	125,996	106,128		70,143	998,190

Column (a): Effective August 17, 2015, Mr. Rodgers, who previously served as Senior Vice President and Chief Financial Officer, was appointed Senior Vice President and President – Engines Group and Mr. Schwertfeger was appointed Senior Vice President and Chief Financial Officer. Effective September 1, 2016, Mr. Reitman’s title changed from Senior Vice President and President – Global Services to Senior Vice President and President – Global Support.

Column (b): Mr. Schwertfeger has been employed by the Company since 2008 but is a named executive officer for the first time in fiscal 2016. Ms. Buono has been employed by the Company since February 2015 but is also a named executive officer for the first time in fiscal 2016. In accordance with SEC rules and related guidance, information for fiscal years 2015 and 2014 is not required to be presented for Mr. Schwertfeger or Ms. Buono. Mr. Redman has been employed by the company (or a predecessor) since 1995 but was a named executive officer for the first time in fiscal 2015. In accordance with SEC rules and related guidance, information for fiscal year 2014 is not required to be presented for Mr. Redman.

Column (c): Officers received base salary increases for fiscal 2016.

Column (e): Stock awards made in each year included restricted stock (or RSUs), deferred stock, performance shares and PSUs. Restricted stock, RSUs and deferred stock are valued at the grant date value of the award. Performance shares granted in fiscal 2014 are valued based on the probable outcome of performance conditions using the Monte Carlo simulation methodology and PSUs granted in fiscal 2015 and fiscal 2016 are valued using the fair market value of the company’s common stock on the date of grant, as more fully discussed in Note 14 of the Notes to the Consolidated Financial Statements of the company’s Form 10-K. The value of the performance share and PSU awards at the fiscal 2016, fiscal 2015 and fiscal 2014 grant dates, respectively, assuming the highest level of performance is achieved, would be $1,607,920, $1,559,877 and $1,407,302 for Mr. Teske, $387,254, $369,068 and $320,746 for Mr. Rodgers, and $166,762, $158,925 and $143,501 for Mr. Reitman. The value of the PSUs at the fiscal 2015 and fiscal 2016 grant dates, assuming the highest level of performance is achieved, would be $183,028 and $192,234 for Mr. Redman. The value of the PSUs at the fiscal 2016 grant date, assuming the highest level of performance is achieved, would be $210,144 and $251,934, respectively, for Mr. Schwertfeger and Ms. Buono. As noted in the CD&A, the fiscal 2014 performance shares paid out at 67% of target.

Column (f): The reported amounts are the grant date values of the awards. For the stock option grants made in August 2015, the assumptions made in determining the Black-Scholes value included an exercise price and fair market value of $19.90 per share, an expected life of 5.5 years, an interest rate of 1.69%, a daily stock price volatility of 25.12%, and an expected dividend yield of 2.51%. Assumptions used in valuing fiscal 2015 and fiscal 2014 stock options are stated in Note 14 of the Notes to the Consolidated Financial Statements of the company’s Form 10-K.

Column (h): The reported amounts include changes in the present value of pension benefits for the relevant fiscal year. The increase in present value from fiscal 2015 did not result from any plan or benefit change; rather, it was predominantly attributable to declining interest rates, which reduced the discount rate from 4.55% to 3.75%. Earnings on account balances in the company’s supplemental defined contribution plan are not included because the applicable interest rate is not above-market or preferential.

Column (i): Amounts include professional fees for financial advice, company contributions to 401(k) and nonqualified deferred compensation plans, premiums paid by the company for life insurance, expenses related to an expatriate assignment, and private use of the company plane by the CEO. Of these items, those exceeding $10,000 for fiscal 2016 include company contributions to retirement plans of $250,728 for Mr. Teske, $66,965 for Mr. Schwertfeger, $93,856 for Mr. Rodgers, $104,351 for Mr. Reitman, $80,690 for Mr. Redman and $70,143 for Ms. Buono, life insurance premiums paid by the company totaling $22,162 for Mr. Teske and $12,350 for Mr. Reitman, and expatriate expenses totaling $155,599 for Mr. Reitman. In addition, the amounts include $4,673 for use of the company plane by Mr. Teske. Dividends and dividend equivalents on restricted stock/RSUs and deferred stock were not included in fiscal years 2014, 2015 or 2016.

All of the compensation paid to the named executive officers was calculated and paid pursuant to the company’s compensation and benefit plans rather than the company’s standard change of control agreement.

Cash and Stock Awards

The following tables show cash and stock awards made to the named executive officers for fiscal 2016, their outstanding equity awards at the end of fiscal 2016, and the gains attributable to stock options they exercised or stock awards that vested during fiscal 2016. The company’s fiscal 2016 financial statements include expenses associated with stock awards granted in August 2015 and cash awards paid in August 2016.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Approval Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)	All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Share) (l)	Grant Date Fair Value of Stock & Option Awards ($) (m)
T.J. Teske
Cash Award	8/31/15	8/7/15	—	1,028,500	2,057,000
Stock Option	8/18/15	8/11/15								288,170	19.90	1,071,992
Stock Award	8/18/15	8/11/15							40,400			803,960
PSUs	8/18/15	8/11/15				10,100	40,400	80,800				803,960

M.A. Schwertfeger
Cash Award	8/31/15	8/7/15	—	195,000	390,000
Stock Option	8/18/15	8/11/15								28,230	19.90	105,016
Stock Award	8/18/15	8/11/15							7,040			140,096
PSUs	8/18/15	8/11/15				1,320	5,280	10,560				105,072

D.J. Rodgers
Cash Award	8/31/15	8/7/15	—	275,628	551,256
Stock Option	8/18/15	8/11/15								52,070	19.90	193,700
Stock Award	8/18/15	8/11/15							12,980			258,302
PSUs	8/18/15	8/11/15				2,433	9,730	19,460				193,627

W.H. Reitman
Cash Award	8/31/15	8/7/15	—	231,750	463,500
Stock Option	8/18/15	8/11/15								22,430	19.90	83,440
Stock Award	8/18/15	8/11/15							5,590			111,241
Stock Award	11/4/15	10/19/15							3,000			52,680
PSUs	8/18/15	8/11/15				1,048	4,190	8,380				83,381

H.L. Redman
Cash Award	8/31/15	8/7/15	—	210,120	420,240
Stock Option	8/18/15	8/11/15								25,830	19.90	96,088
Stock Award	8/18/15	8/11/15							6,440			128,156
PSUs	8/18/15	8/11/15				1,208	4,830	9,660				96,117

K.M. Buono
Cash Award	8/31/15	8/7/15	—	161,600	323,200
Stock Option	8/18/15	8/11/15								33,870	19.90	125,996
Stock Award	8/18/15	8/11/15							8,440			167,956
PSUs	8/18/15	8/11/15				1,583	6,330	12,660				125,967

Column (b): The Grant Date is the day when a cash award was paid to a named executive officer or an equity award was granted to a named executive officer.

Column (c): The Approval Date is the day when the Compensation Committee approved an award.

Columns (d) thru (f): The Threshold is the cash award the named executive officer would have received if the performance factor had been 0. The Target is the cash award the named executive officer would have received if the performance factor had been 1. The Maximum is the cash award the named executive officer would have received if the performance factor had been 2 or more.

Columns (g) thru (i): The vesting of PSUs is based on targets related to the company’s operating income over the three-year performance period (fiscal years 2016, 2017 and 2018). The number of PSUs earned, if any, depends on actual company performance and can range between 0% and 200% of the amount reported in the Target column above plus PSUs attributable to any dividends that are declared on the company’s common stock during the performance period. Any PSUs earned will vest at the end of the three-year performance period, and, upon vesting, will be converted into shares of the company’s common stock.

Column (j): Awards were made in restricted stock, except that the awards to Mr. Reitman were made in RSUs. These awards vest three years from the date of grant, as previously discussed.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

	Option Awards				Stock Awards
Name (a)	No. of Securities Underlying Unexercised Options Exercisable (#) (b)	No. of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($/ Share) (d)	Option Expiration Date (e)	No. of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (i)
T.J. Teske	6,788		16.20	8/31/16	41,060	865,545	28,610	603,099
	156,340		18.85	8/31/17	39,360	829,709	10,835	228,402
		192,680	20.82	8/31/18	39,620	835,190	10,374	218,684
		272,970	18.83	10/21/24	37,390	788,181
		288,170	19.90	8/18/25	40,400	851,632

M.A. Schwertfeger		16,270	18.83	10/21/24	1,250	26,350	2,860	60,289
		28,230	19.90	8/18/25	3,790	79,893	646	13,618
					3,960	83,477	1,356	28,584
					2,230	47,008
					7,040	148,403

D.J. Rodgers	20,705		18.85	8/31/17	9,270	195,412	6,520	137,442
		43,930	20.82	8/31/18	8,750	184,450	2,563	54,028
		64,570	18.83	10/21/24	9,030	190,352	2,498	52,658
		52,070	19.90	8/18/25	8,840	186,347
					12,980	273,618

W.H. Reitman	19,300		18.85	8/31/17	4,520	95,282	2,920	61,554
		19,650	20.82	8/31/18	4,080	86,006	1,104	23,272
		27,820	18.83	10/21/24	4,040	85,163	1,076	22,682
		22,430	19.90	8/18/25	3,000	63,240
					4,015	84,643
					5,741	121,028
					3,060	64,502

H.L. Redman	22,530		18.85	8/31/17	5,050	106,454	3,320	69,986
		22,350	20.82	8/31/18	4,760	100,341	1,271	26,793
		32,020	18.83	10/21/24	4,600	96,968	1,240	26,139
		25,830	19.90	8/18/25	4,390	92,541
					6,440	135,755

K.M. Buono		33,870	19.90	8/18/25	8,000	168,640	1,625	34,255
					8,440	177,915

Column (b): Options that expired on August 31, 2016 vested on August 16, 2014 and options that expire on August 31, 2017 vested on August 14, 2015.

Column (c): Options that expire on August 31, 2018 vested on August 20, 2016; options that expire on October 21, 2024 vest on October 21, 2017; and options that expire on August 18, 2025 vest on August 18, 2018.

Column (f): All restricted stock awards and RSUs reported above were granted, in descending order as shown in the table, on August 16, 2011, August 14, 2012, August 20, 2013, August 19, 2014 and August 18, 2015, and vest on August 16, 2016, August 14, 2017, August 20, 2018, August 19, 2019 and August 18, 2018, respectively. In connection with his Expatriate Agreement, Mr. Reitman was granted 3,000 RSUs on December 2, 2013, which will vest on December 2, 2018, and 3,000 RSUs on November 4, 2015, which will vest on November 4, 2018. The amounts above include dividend equivalents on RSUs.

Column (g): Based on the $21.08 per share closing price of a share of the company’s common stock as of the last business day of fiscal 2016.

Column (h) and (i): The amounts in these columns are related to the performance share awards made in fiscal 2014 and to PSUs awarded in fiscal 2015 and 2016. The amounts above include dividend equivalents on performance shares and PSUs. Vesting of performance shares granted in fiscal 2014 depended on performance of the company’s stock price relative to a comparator group of companies over a three-year performance period. Vesting of PSUs granted in fiscal 2015 and fiscal 2016 will depend on the company’s aggregate operating income during fiscal years 2015, 2016 and 2017 for the fiscal 2015 grants and during fiscal years 2016, 2017 and 2018 for the fiscal 2016 grants, in each case relative to a cumulative operating income target for each performance period. For all awards, the final earned award can range from 0% to 200% of the target depending on performance. For the three-year performance period that concluded at the end of fiscal 2016, the performance share awards granted in fiscal 2014 vested at 67% of target. The amounts listed above for the fiscal 2015 and fiscal 2016 PSUs are based on the threshold value of each award (25%) multiplied by the $21.08 per share closing price of a share of the company’s common stock as of last business day of fiscal 2016.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2016

	Option Awards		Stock Awards
Name (a)	No. of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	No. of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
T.J. Teske	350,008	976,244	67,710	1,354,200
M.A. Schwertfeger	0	0	750	16,785
D.J. Rodgers	66,665	286,591	10,790	215,800
W.R. Reitman	33,839	79,733	20,160	403,200
H.L. Redman	65,450	106,248	25,400	508,000
K.M. Buono	0	0	0	0

Pensions and Other Benefits

The company provides officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The present value of these benefits and certain other information for each participating named executive officer is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2016

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
T.J. Teske	B&S Retirement Plan		654,000
	B&S Supplemental Executive Retirement Plan		5,753,000

	Total	20.10	6,407,000	0
D.J. Rodgers	B&S Retirement Plan		165,000
	B&S Supplemental Executive Retirement Plan		548,000

	Total	9.60	713,000	0
W.H. Reitman	B&S Retirement Plan		1,036,000
	B&S Supplemental Executive Retirement Plan		2,427,000

	Total	23.38	3,463,000	0
H.L. Redman	B&S Retirement Plan		214,000
	B&S Supplemental Executive Retirement Plan		718,000

	Total	9.52	932,000	0

Column (a): Mr. Schwertfeger and Ms. Buono were each hired after the January 1, 2008 plan eligibility freeze.

The amounts in the preceding table show the present value of accumulated benefits as of July 1, 2016. The amounts were calculated using the RP2014 mortality table backed off to 2007 projected generationally using projection scale 2007 and a discount rate of 3.75%. Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed information about this calculation see “Retirement and Deferred Compensation Plans” in the CD&A.

Mr. Reitman is eligible for early retirement under the company’s Retirement Plan and Supplemental Executive Retirement Plan. Early retirement is available to employees who (1) attain 30 years of service with the company, (2) reach age 55 with 10 or more years of service with the company, or (3) attain age 65. If an employee retires with 30 years of service, there is no reduction in the retirement benefit, and such retiree is eligible to continue medical coverage for up to 10 years but not beyond age 65 as long as the retiree pays the same premiums as active employees. If an employee retires after reaching age 55 and with at least 10 years of service, the benefit is reduced by 4% for each year of age less than age 62 or each year of service less than 30, whichever is less. The benefit is not reduced if the employee is at least age 62 with 10 years of service or age 65.

* * * * *

The following table shows contributions and earnings during fiscal 2016 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive officer. A named executive officer may defer under the plan up to 75% of his or her salary and bonus, reduced by assumed deferrals of 6% of base salary under the company’s 401(k) plan. Company contributions to a participant’s account are described in “Retirement and Deferred Compensation Plans” in the CD&A. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2016

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings (Loss) in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
T.J. Teske	112,537	213,628	(1,331)	0	1,666,692
M.A. Schwertfeger	11,674	29,865	997	0	77,866
D.J. Rodgers	40,677	56,756	(5,425)	0	471,000
W.H. Reitman	60,089	67,251	6,027	0	595,229
H.L. Redman	82,266	45,547	9,488	0	407,519
K.M. Buono	30,143	33,043	3,098	0	78,974

Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table. These amounts include the following contributions by the named executive officers related to compensation earned in fiscal 2016 and deferred subsequent to the end of fiscal 2016: Mr. Teske $54,024, Mr. Schwertfeger $9,874, Mr. Rodgers $10,862, Mr. Reitman $35,789, Mr. Redman $11,040 and Ms. Buono $10,613.

Column (c): The company contributions include 401(k) plan restoration matching and non-elective contributions equal to 100% of the named executive officer’s first 2% of contributions plus 50% of the named executive officer’s next 4% of contributions plus a non-elective contribution of 3% of each named executive officer’s salary and non-equity incentive compensation. Each officer also receives a contribution ranging from 3% to 8% of salary and non-equity incentive compensation based on years of service as an elected officer. These amounts include the following contributions by the company related to compensation earned in fiscal 2016 and deferred subsequent to the end of fiscal 2016: Mr. Teske $101,955, Mr. Schwertfeger $16,061, Mr. Rodgers $20,649, Mr. Reitman $25,852, Mr. Redman $20,856 and Ms. Buono $13,673.

Columns (d) and (f): The aggregate balances include the following amounts that were previously reported as compensation for the named executive officers in the Summary Compensation Table for previous years: Mr. Teske $1,103,401, Mr. Rodgers $263,402, Mr. Reitman $308,423 and Mr. Redman $97,926. Mr. Schwertfeger and Ms. Buono are named executive officers for the first time in fiscal 2016 and, therefore, they have not been included in the company’s prior Summary Compensation Tables.

AGREEMENTS WITH EXECUTIVES

As described in more detail in the CD&A above, under “Employment and Change of Control Agreements and Other Benefits,” the company has entered into employment agreements and change of control agreements with each of the executives named in the Summary Compensation Table and an Expatriate Agreement with Mr. Reitman.

Assuming the executives named in the Summary Compensation Table were terminated other than for cause on July 1, 2016 (the last business day of fiscal 2016), each named executive officer would have been entitled under his or her employment agreement to continue to receive a base salary through December 31, 2017 and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each named executive officer are: Mr. Teske $1,403,000, Mr. Schwertfeger $488,000, Mr. Rodgers $689,000, Mr. Reitman $579,000, Mr. Redman $525,000 and Ms. Buono $606,000. The value of continued medical plan coverage for each named executive officer would have been as follows: Mr. Teske $17,249, Mr. Schwertfeger $5,390, Mr. Rodgers $17,249, Mr. Reitman $12,398, Mr. Redman $17,249 and Ms. Buono $12,398.

The employment agreements terminate upon a named executive officer’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each named executive officer, assuming a termination for disability on July 1, 2016, are as follows: Mr.

Teske $468,000, Mr. Schwertfeger $163,000, Mr. Rodgers $230,000, Mr. Reitman $175,000, Mr. Redman $193,000 and Ms. Buono $202,000.

The named executive officers are not entitled to a death benefit under their employment agreements, but the company’s executive life insurance program provides life insurance equal to two times the named executive officer’s annual base salary if the named executive officer dies while employed by the company. In addition, named executive officers elected prior to 2010 (i.e., Messrs. Teske, Rodgers, Reitman and Redman) are also entitled to a death benefit of $400,000 following retirement. The death benefits that would have been paid with respect to each named executive officer, assuming the named executive officer died on July 1, 2016, are as follows: Mr. Teske $1,870,000, Mr. Schwertfeger $650,000, Mr. Rodgers $919,000, Mr. Reitman $773,000, Mr. Redman $700,000 and Ms. Buono $808,000.

A named executive officer’s termination of employment due to death results in the immediate vesting of all stock options, restricted stock and RSUs. For PSUs, the award is paid on a pro rata basis. A named executive officer’s termination of employment due to disability results in the immediate vesting of all restricted stock and RSUs. Stock options remain subject to vesting in the case of a termination due to disability; provided that the Compensation Committee may elect to accelerate such vesting. For PSUs, the award is paid on a pro rata basis due to disability. Restricted stock and RSUs are not forfeited in the event of a named executive officer’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the Compensation Committee vest the named executive officer’s stock options upon retirement, and such a request is normally granted. In addition, the Committee may allow performance shares and PSUs to be forfeited on retirement or may authorize payment to the named executive officer at the end of the performance period of all or a portion of the award. The value of the unvested stock options, restricted stock, RSUs, performance shares and PSUs for each named executive officer as of July 1, 2016 was Mr. Teske $6,677,870, Mr. Schwertfeger $589,558, Mr. Rodgers $1,599,997, Mr. Reitman $847,775, Mr. Redman $816,682 and Ms. Buono $431,748, based upon the same assumptions used to calculate change of control payments.

If the change of control agreements had become effective on July 1, 2016, the executives named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS

Name	Severance Payment	Pension Enhancements	Outplacement Services	Tax Gross-up	Early Stock Vesting	Other Benefits	Total
T.J. Teske	$5,408,127	$296,000	$12,000	$6,463,083	$6,677,870	$956,022	$19,813,102
M.A. Schwertfeger	1,420,260	—	12,000	—	589,558	130,707	2,152,525
D.J. Rodgers	1,530,384	74,000	12,000	1,540,176	1,599,997	214,944	4,971,502
W.H. Reitman	1,828,628	121,000	12,000	1,199,543	847,775	295,754	4,304,700
H.L. Redman	1,629,864	97,000	12,000	1,250,102	816,682	270,129	4,075,777
K.M. Buono	2,089,126	—	12,000	—	431,748	211,608	2,744,483

The Pension Enhancements values in the preceding table show the increase in the present value of each named executive officer’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on July 1, 2016. The valuation assumes a three-year addition to each named executive officer’s credited years of service, survival of each named executive officer until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on the RP2014 mortality table backed off to 2007 projected generationally using projection scale 2007 and a discount rate of 3.75%.

In the Early Stock Vesting column, the value of accelerating the exercise date of stock options was determined for options that were not exercisable on July 1, 2016, but were in the money on that date. The number of such options was multiplied by the difference between the market price of the stock on July 1, 2016 and the exercise price of the options. The value of accelerating the vesting date of restricted stock and RSUs was calculated by multiplying the number of such shares that were subject to restrictions on July 1, 2016 by the fair market value of the company’s common stock on that date. The value of performance shares reflects the actual payout of these awards at 67% of target. For PSUs, the value of the award was calculated as if target performance was achieved on July 1, 2016 and the award was paid on a pro rata basis.

The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

Name	Deferred Compensation	Life Insurance	Financial Planning	Medical Insurance	Company Plane (a)	Total
T.J. Teske	$720,038	$66,486	$15,000	$34,498	$120,000	$956,022
M.A. Schwertfeger	104,926	0	15,000	10,781	—	130,707
D.J. Rodgers	146,546	18,900	15,000	34,498	—	214,944
W.H. Reitman	218,908	37,050	15,000	24,796	—	295,754
H.L. Redman	191,081	29,550	15,000	34,498	—	270,129
K.M. Buono	171,813	0	15,000	24,796	—	211,608

(a)	The Compensation Committee has authorized Mr. Teske as CEO to use the company plane for private use up to 20 hours per calendar year. The purpose of the authorization is to permit Mr. Teske to spend time on company-related business that he would otherwise spend in transit for personal business or vacation. The amount listed in the table represents the estimated incremental cost to the company for three years of benefits under this policy. The estimated cost was derived by multiplying 20 hours/year of plane use by $2,000/hour to cover the cost of fuel, oil and maintenance.

IV. OTHER MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that each member of the Committee is independent under the rules of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and is an audit committee financial expert under SEC rules.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and Deloitte & Touche LLP (“D&T”), the company’s independent auditors. The Audit Committee has discussed with D&T the matters related to the conduct of the audit required to be discussed pursuant to the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 16, “Communications with Audit Committees.” The Audit Committee also discussed with D&T the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from D&T the written disclosures and the letter required by Rule 3526 of the PCAOB, “Communications with Audit Committees Concerning Independence,” regarding the independent auditor’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.

The Audit Committee has discussed with the company’s internal audit director his evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2016 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Patricia L. Kampling, Chair

Frank M. Jaehnert

Henrik C. Slipsager

INDEPENDENT AUDITORS’ FEES

	2016	2015
Audit Fees	$1,240,000	$1,052,500
Audit-Related Fees	7,000	20,000
Tax Fees	446,000	911,000
All Other Fees	2,000	2,000

Total Fees	$1,695,000	$1,985,500

Audit-Related Fees for 2016 and 2015 relate to the review of the company’s response to comment letters received from the Securities and Exchange Commission covering periods audited by D&T.

Tax Fees for 2016 include fees for consultation regarding appropriate handling of federal research and development tax credits, a transfer pricing study, international tax planning consultations, tax compliance reviews and the preparation of tax returns. Tax Fees for 2015 include fees for tax compliance reviews, consultation regarding appropriate handling of federal research and development tax credits, a transfer pricing study and the preparation of tax returns.

The Audit Committee must approve in advance all audit and non-audit services to be provided by the independent auditors and must approve all fees to be paid by the company to the independent auditors, each of which occurred in relation to the company’s engagement of D&T for fiscal 2016 and fiscal 2015 services. In addition, the Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,844,629	(a)	11.2%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,433,974	(b)	10.3%
Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	3,752,123	(c)	8.7%
Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 600 San Diego, CA 92130	3,420,164	(d)	7.9%
Daruma Capital Management, LLC 1120 Avenue of the Americas 21st Floor New York, NY 10036	3,003,930	(e)	7.0%

(a)	BlackRock, Inc. reported that as of December 31, 2015 it had sole voting power with respect to 4,666,137 shares and sole dispositive power with respect to 4,844,629 shares.
(b)	The Vanguard Group, Inc. reported that as of February 29, 2016 it had sole voting power with respect to 57,429 shares, shared voting power with respect to 5,500 shares, sole dispositive power with respect to 4,374,245 shares and shared dispositive power with respect to 59,729 shares.
(c)	Dimensional Fund Advisors LP reported that as of December 31, 2015 it had sole voting power with respect to 3,598,925 shares and sole dispositive power with respect to 3,752,123 shares.
(d)	Brandes Investment Partners, L.P. reported that as of December 31, 2015 it had shared voting power with respect to 2,063,618 shares and shared dispositive power with respect to 3,420,164 shares.
(e)	Daruma Capital Management, LLC reported that as of December 31, 2015 it had shared voting power with respect to 1,534,995 shares and shared dispositive power with respect to 3,003,930 shares.

Amounts for 5% shareholders are presented as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group as of August 18, 2016.

	Number of Shares				Nature of Beneficial Ownership
				Percent	Sole Voting	Shared Voting			Sole
	Beneficially			of	& Investment	& Investment			Voting Power
Name	Owned			Class	Power	Power			Only
Kathryn M. Buono	16,440			*	0	0			16,440	(c	)
Jeffrey R. Hennion	4,386	(a	)	*	4,386	0			0
James E. Humphrey	23,547	(a	)	*	23,547	0			0
Frank M. Jaehnert	13,681	(a	)	*	13,681	0			0
Patricia L. Kampling	23,547	(a	)	*	23,547	0			0
Keith R. McLoughlin	31,971	(a	)	*	31,971	0			0
Harold L. Redman	108,699	(b	)	*	88,509	0			20,190	(c	)
William H. Reitman	89,712	(b	)(e)	*	78,592	0			11,120	(c	)
David J. Rodgers	151,756	(b	)	*	112,156	0			39,600	(c	)
Mark A. Schwertfeger	21,246	(b	)	*	4,226	0			17,020	(c	)
Henrik C. Slipsager	32,951	(a	)	*	32,951	0			0
Charles I. Story	45,854	(a	)	*	45,854	0			0
Todd J. Teske	1,269,994	(b	)	2.9	513,224	600,000	(d	)	156,770	(c	)
Brian C. Walker	44,796	(a	)	*	44,796	0			0
All directors and current executive officers as a group (18 persons including the above named persons)	2,072,980	(a	)(b)(c)	4.7
		(d	)(e)

*	Less than 1%.
(a)	Includes grants to directors deferred under the Deferred Compensation Plan for the following Directors: Mr. Hennion 4,386 shares, Mr. Humphrey 23,547 shares, Mr. Jaehnert 8,681 shares, Ms. Kampling 23,547 shares, Mr. McLoughlin 31,971 shares, Mr. Slipsager 12,951 shares, Mr. Story 33,446 shares, and Mr. Walker 42,396 shares.
(b)	Includes shares issuable pursuant to stock options exercisable within 60 days of August 18, 2016 for Mr. Teske 355,808 shares, Mr. Rodgers 64,635 shares, Mr. Reitman 34,950 shares, Mr. Redman 44,880 shares and all directors and executive officers as a group 601,643 shares. Includes shares issuable pursuant to performance shares that vest within 60 days of August 18, 2016 for Mr. Teske 28,610 shares, Mr. Schwertfeger 2,860 shares, Mr. Rodgers 6,520 shares, Mr. Reitman 2,920 shares, Mr. Redman 3,320 shares and all directors and executive officers as a group 50,890 shares.
(c)	Executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power as indicated: Mr. Teske 156,770 shares, Mr. Schwertfeger 17,020 shares, Mr. Rodgers 39,600 shares, Mr. Reitman 11,120 shares, Mr. Redman 20,190 shares, Ms. Buono 16,440 shares and all directors and executive officers as a group 301,450 shares.
(d)	Includes 600,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Teske shares beneficial ownership through joint voting and investment power.
(e)	Mr. Reitman also holds a total of 12,817 deferred shares of company common stock and RSUs. These securities are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this proxy statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors, certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, the company believes that all applicable reporting requirements for fiscal 2016 were accomplished in a timely manner.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of July 3, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	3,336,683	(1)	$19.48	(2)	2,247,560	(3)
Equity compensation plans not approved by security holders	—		n/a		—
Total	3,336,683		$19.48		2,247,560

(1)	Represents options, restricted stock, RSUs, deferred stock, performance shares and PSUs granted under the Briggs & Stratton 2014 Omnibus Incentive Plan (formerly known as the Briggs & Stratton Incentive Compensation Plan). Performance shares and PSUs included in this number are the maximum number of shares that could be issued.
(2)	Weighted average exercise price relates only to stock options.
(3)	Represents securities available for future issuance under the Briggs & Stratton 2014 Omnibus Incentive Plan. The calculation counts one option as a single share, each share of restricted or deferred stock as 2.90 shares, each RSU as 2.90 shares and a target award of a PSU as 2.90 shares in accordance with Section 4.1 of the Plan.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended July 3, 2016 accompanies this proxy statement. Requests for additional copies should be directed to Toni Van Etta, Office of the General Counsel and Corporate Secretary, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2017 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 1, 2017 and no later than July 26, 2017, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 12, 2017 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS

BRIGGS & STRATTON CORPORATION

Kathryn M. Buono

Vice President, General Counsel and Secretary

Wauwatosa, Wisconsin

September 9, 2016

BRIGGS & STRATTON CORPORATION P.O. BOX 702 MILWAUKEE, WI 53201-0702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E13519-P81493-Z68340 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIGGS & STRATTON CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
1. Election of Directors		☐	☐	☐
Nominees:
01)	Jeffrey R. Hennion
02)	Patricia L. Kampling
03)	Todd J. Teske

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2. Ratify Deloitte & Touche LLP as the Company’s independent auditors.						☐	☐	☐

3. Approve, by non-binding advisory vote, executive compensation.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E13520-P81493-Z68340

BRIGGS & STRATTON CORPORATION

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING

OF SHAREHOLDERS - OCTOBER 26, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of TODD J. TESKE and KATHRYN M. BUONO, with full power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the annual meeting of shareholders of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Pittsburgh, PA on October 26, 2016 at 8:30 a.m. Eastern Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” proposals 1, 2 and 3 and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation’s 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be signed on reverse side)

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